Exhibit 10.8

C. M. (Christine) McCrady	Royal Bank of Canada
Senior Manager – Technology Banking	90 Sparks Street, 2nd Floor
Ottawa, Ontario K1P 5T6
Tel.: 613-564-4891
Fax: 613-564-2865
e-mail: christine.mccrady@rbc.com

December 15, 2009

Private and Confidential

Mr. Peter Patterson

President

EMCON Emanation Control Ltd.

11 Tristan Court

Nepean, Ontario K2E 8B9

Dear Sir:

ROYAL BANK OF CANADA (the “Bank”) hereby confirms the credit facilities described below (the “Credit Facilities”) subject to the terms and conditions set forth below and in the attached Terms & Conditions and Schedules (collectively the “Agreement”). This Agreement supersedes and cancels the existing agreement dated July 5, 2004 and any amendments thereto. Any amount owing by the Borrower to the Bank under such previous agreement is deemed to be a Borrowing under this Agreement. Any and all security that has been delivered to the Bank and is set forth as Security below, shall remain in full force and effect, is expressly reserved by the Bank and shall apply in respect of all obligations of the Borrower under the Credit Facilities. Unless otherwise provided, all dollar amounts are in Canadian currency.

BORROWER

EMCON Emanation Control Ltd. (the “Borrower”).

CREDIT FACILITIES

Facility (1a):	$1,000,000 revolving demand facility by way of:

	(a) RBP based loans (“RBP Loans”);

	Revolve in increments of:	$5,000	Minimum retained balance:	Not applicable
	Revolved by:	Bank	Interest rate (per annum):	RBP + 1.80%

EMCON Emanation Control Ltd.	- 2 -	December 15, 2009

	(b) RBUSBR based loans in US currency (“RBUSBR Loans”).

	Revolve in increments of:	$5,000	Minimum retained balance:	Not applicable
	Revolved by:	Bank	Interest rate (per annum):	RBUSBR + 1.80%

Facility (1b):	$250,000 revolving demand facility by way of:

	(a) RBP based loans (“RBP Loans”);

	Revolve in increments of:	$5,000	Minimum retained balance:	Not applicable
	Revolved by:	Bank	Interest rate (per annum):	RBP + 1.80%

	(b) RBUSBR based loans in US currency (“RBUSBR Loans”).

	Revolve in increments of:	$5,000	Minimum retained balance:	Not applicable
	Revolved by:	Bank	Interest rate (per annum):	RBUSBR + 1.80%

Availability

The Borrower may borrow, convert, repay and reborrow up to the amount of these facilities provided these facilities are made available at the sole discretion of the Bank and the Bank may cancel or restrict the availability of any unutilized portion at any time and from time to time.

Borrowings outstanding under these facilities must not exceed at any time the aggregate of the following less Potential Prior-Ranking Claims (the “Borrowing Limit”):

(a)	75% of Good Canadian/US Accounts Receivable;

(b)	90% of Good EDC Accounts Receivable;

(c)	100% of accounts receivable, which are supported by irrevocable and unconditional standby letters of credit and/or letters of guarantee issued by an issuer acceptable to the Bank, confirmed by the Bank and in form and substance satisfactory to the Bank;

(d)	to a maximum of $300,000 and 30% of total Borrowings, whichever is less, 25% of the lesser of cost or net realizable value of Unencumbered Inventory.

Provided the Bank has not cancelled Facility (1b) or issued a demand for repayment, Facility (1b) is only available from March 1st to June 30th inclusive in each year subject to the conditions set forth above.

Repayment

Notwithstanding compliance with the covenants and all other terms and conditions of this Agreement, Borrowings under these facilities are repayable on demand.

EMCON Emanation Control Ltd.	- 3 -	December 15, 2009

General Account

The Borrower shall establish current accounts with the Bank in each of Canadian currency and US currency (each a “General Account”) for the conduct of the Borrower’s day-to-day banking business. The Borrower authorizes the Bank daily or otherwise as and when determined by the Bank, to ascertain the balance of each General Account and:

(a)	if such position is a debit balance the Bank may, subject to the revolving increment amount and minimum retained balance specified in this Agreement, make available a Borrowing by way of RBP Loans, or RBUSBR Loans as applicable, under these facilities;

(b)	if such position is a credit balance, where the facility is indicated to be Bank revolved, the Bank may, subject to the revolving increment amount and minimum retained balance specified in this Agreement, apply the amount of such credit balance or any part as a repayment of any Borrowings outstanding by way of RBP Loans, or RBUSBR Loans as applicable, under these facilities.

OTHER FACILITIES

The Credit Facilities are in addition to the following facilities (the “Other Facilities”). The Other Facilities will be governed by this Agreement and separate agreements between the Borrower and the Bank. In the event of a conflict between this Agreement and any such separate agreement, the terms of the separate agreement will govern.

(a)	VISA Business to a maximum amount of $100,000;

(b)	Foreign Exchange Forward Contracts outstanding from time to time as governed by terms and conditions detailed in attached Schedule “D”.

FEES

One Time Fee	Monthly Fee
Payable upon acceptance of this Agreement or as agreed upon between the Borrower and the Bank.	Payable in arrears on the same day of each month.

Arrangement Fee: $2,000	Management Fee (margined): $300

SECURITY

Security for the Borrowings and all other obligations of the Borrower to the Bank (collectively, the “Security”) shall include:

a)	General security agreement signed by the Borrower constituting a first ranking security interest in all personal property of the Borrower;

b)	Priority agreement signed by Icarus Investment Corp.;

c)	Letter of agreement signed by convertible debenture holders acknowledging and approving the security outlined in paragraph (a) above.

FINANCIAL COVENANTS

Without affecting or limiting the right of the Bank to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of any demand or other discretionary, the Borrower covenants and agrees with the Bank that the Borrower will maintain, to be measured as at the end of each fiscal quarter:

(a)	a Current Ratio of not less than 1.25:1;

EMCON Emanation Control Ltd.	- 4 -	December 15, 2009

(b)	a Tangible Net Worth of at least $900,000 improving to $1,100,000 by May 31, 2010;

(c)	a ratio of Total Liabilities to Tangible Net Worth of not greater than 2.10:1.

Note:	For covenant calculation purposes and in order to determine Total Liabilities, deferred revenue is to be offset to cash holdings wherever possible.

Amounts due from related companies are to be included within Current Assets as these reflect bona fide third party sales between the related entities and the Borrower.

REPORTING REQUIREMENTS

The Borrower will provide the following to the Bank:

(a)	monthly Borrowing Limit Certificate including reports described therein, substantially in the form of Schedule “G” signed on behalf of the Borrower by any one of the Chief Executive Officer, the Vice-President Finance, the Treasurer, the Comptroller, the Chief Accountant or any other employee of the Borrower holding equivalent office, within 25 days of each month-end;

(b)	quarterly internally prepared financial statements of the Borrower within 45 days of each fiscal quarter-end;

(c)	annual review engagement financial statements including the business plan of the Borrower within 90 days of each fiscal year-end;

(d)	annual audited consolidated financial statements of API Technologies Corp. within 90 days of each fiscal year-end;

(e)	such other financial and operating statements and reports as and when the Bank may reasonably require.

CONDITIONS PRECEDENT

In no event will the Credit Facilities or any part thereof be available unless the Bank has received:

(a)	a duly executed copy of this Agreement;

(b)	the Security provided for herein, registered, as required, to the satisfaction of the Bank;

(c)	such financial and other information or documents relating to the Borrower or any Guarantor if applicable as the Bank may reasonably require;

(d)	such other authorizations, approvals, opinions and documentation as the Bank may reasonably require.

Additionally, all documentation to be received by the Bank shall be in form and substance satisfactory to the Bank.

GOVERNING LAW JURISDICTION

Province of Ontario.

ACCEPTANCE

This Agreement is open for acceptance until January 15, 2010, after which date it will be null and void, unless extended in writing by the Bank.

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Please confirm your acceptance of this agreement by signing the attached copy of this letter in the space provided below and returning it to the undersigned.

Yours truly,

ROYAL BANK OF CANADA

Christine McCrady
Senior Account Manager

We acknowledge and accept the terms and conditions of this Agreement

on this         day of             , 20     .

EMCON EMANATION CONTROL LTD.

Per:
Name:
Title:

Per:
Name:
Title:

I/We have the authority to bind the Borrower.

Attachments

➢	Terms and Conditions

➢	Schedules

•	Definitions

•	Calculation and Payment of Interest and Fees

•	Additional Borrowing Conditions

•	Borrowing Limit Certificate

EMCON Emanation Control Ltd.	- 6 -	December 15, 2009

TERMS AND CONDITIONS

The Bank is requested by the Borrower to make the Credit Facilities available to the Borrower in the manner and at the rates and times specified in this Agreement. Terms defined elsewhere in this Agreement and not otherwise defined in the Terms and Conditions below or the Schedules attached hereto have the meaning given to such terms as so defined. In consideration of the Bank making the Credit Facilities available, the Borrower agrees with the Bank as follows:

REPAYMENT

Amounts outstanding under the Credit Facilities, together with interest, shall become due in the manner and at the rates and times specified in this Agreement and shall be paid in the currency of the Borrowing. Unless the Bank otherwise agrees, any payment hereunder must be made in money which is legal tender at the time of payment. In the case of a demand facility of any kind, the Borrower shall repay all principal sums outstanding under such facility upon demand. Where any Borrowings are repayable by scheduled blended payments, such payments shall be applied, firstly, to interest due, and the balance, if any, shall be applied to principal outstanding. If any such payment is insufficient to pay all interest then due, the unpaid balance of such interest will be added to such Borrowing, will bear interest at the same rate, and will be payable on demand or on the date specified herein, as the case may be. Borrowings repayable by way of scheduled payments of principal and interest shall be so repaid with any balance of such Borrowings being due and payable as and when specified in this Agreement. The Borrower shall ensure that the maturities of instruments or contracts selected by the Borrower when making Borrowings will be such so as to enable the Borrower to meet its repayment obligations.

PREPAYMENT

Where Borrowings are by way of RBP Loans or RBUSBR Loans, the Borrower may prepay such Borrowings in whole or in part without fee or premium.

EVIDENCE OF INDEBTEDNESS

The Bank shall maintain accounts and records (the “Accounts”) evidencing the Borrowings made available to the Borrower by the Bank under this Agreement. The Bank shall record the principal amount of such Borrowings, the payment of principal and interest on account of the Borrowings, and all other amounts becoming due to the Bank under this Agreement. The Accounts constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Bank pursuant to this Agreement. The Borrower authorizes and directs the Bank to automatically debit, by mechanical, electronic or manual means, any bank account of the Borrower for all amounts payable under this Agreement, including, but not limited to, the repayment of principal and the payment of interest, fees and all charges for the keeping of such bank accounts.

GENERAL COVENANTS

Without affecting or limiting the right of the Bank to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of, any demand or other discretionary facility, the Borrower covenants and agrees with the Bank that the Borrower:

(a)	will pay all sums of money when due under the terms of this Agreement;

(b)	will immediately advise the Bank of any event which constitutes or which, with notice, lapse of time or both, would constitute a breach of any covenant or other term or condition of this Agreement or any Security, or in the case of any term facility, an Event of Default;

(c)	will file all material tax returns which are or will be required to be filed by it, pay or make provision for payment of all material taxes (including interest and penalties) and Potential Prior-Ranking Claims, which are or will become due and payable and provide adequate reserves for the payment of any tax, the payment of which is being contested;

EMCON Emanation Control Ltd.	- 7 -	December 15, 2009

(d)	will give the Bank 30 days prior notice in writing of any intended change in its ownership structure and it will not make or facilitate any such changes without the prior written consent of the Bank;

(e)	will comply with all Applicable Laws, including, without limitation, all Environmental Laws;

(f)	will immediately advise the Bank of any action requests or violation notices received concerning the Borrower and hold the Bank harmless from and against any losses, costs or expenses which the Bank may suffer or incur for any environment related liabilities existent now or in the future with respect to the Borrower;

(g)	will deliver to the Bank such financial and other information as the Bank may reasonably request from time to time, including, but not limited to, the reports and other information set out under Reporting Requirements;

(h)	will immediately advise the Bank of any unfavourable change in its financial position which may adversely affect its ability to pay or perform its obligations in accordance with the terms of this Agreement;

(i)	will keep its assets fully insured against such perils and in such manner as would be customarily insured by Persons carrying on a similar business or owning similar assets;

(j)	except for Permitted Encumbrances, will not, without the prior written consent of the Bank, grant, create, assume or suffer to exist any mortgage, charge, lien, pledge, security interest or other encumbrance affecting any of its properties, assets or other rights;

(k)	will not, without the prior written consent of the Bank, sell, transfer, convey, lease or otherwise dispose of any of its properties or assets other than in the ordinary course of business and on commercially reasonable terms;

(l)	will not, without the prior written consent of the Bank, guarantee or otherwise provide for, on a direct, indirect or contingent basis, the payment of any monies or performance of any obligations by any other Person, except as may be provided for herein;

(m)	will not, without the prior written consent of the Bank, merge, amalgamate, or otherwise enter into any other form of business combination with any other Person;

(n)	will permit the Bank or its representatives, from time to time, to visit and inspect the Borrower’s premises, properties and assets and examine and obtain copies of the Borrower’s records or other information and discuss the Borrower’s affairs with the auditors, counsel and other professional advisers of the Borrower;

(o)	will not use the proceeds of any Credit Facility for the benefit or on behalf of any Person other than the Borrower.

EXPENSES, ETC.

The Borrower agrees to pay the Bank all fees, as stipulated in this Agreement. The Borrower also agrees to pay all fees (including legal fees), costs and expenses incurred by the Bank in connection with preparation, negotiation and documentation of this Agreement and any Security and the operation, enforcement or termination of this Agreement and the Security. The Borrower shall indemnify and hold the Bank harmless against any loss, cost or expense incurred by the Bank if any facility under the Credit Facilities is repaid or prepaid other than on its Maturity Date. The determination by the Bank of such loss, cost or expense shall be conclusive and binding for all purposes and shall include, without limitation, any loss incurred by the Bank in liquidating or redeploying deposits acquired to make or maintain any facility.

EMCON Emanation Control Ltd.	- 8 -	December 15, 2009

GENERAL INDEMNITY

The Borrower hereby agrees to indemnify and hold the Bank and its directors, officers, employees and agents harmless from and against any and all claims, suits, actions, demands, debts, damages, costs, losses, obligations, judgements, charges, expenses and liabilities of any nature which are suffered, incurred or sustained by, imposed on or asserted against any such Person as a result of, in connection with or arising out of i) any Event of Default or breach of any term or condition of this Agreement or any Security by the Borrower or any Guarantor if applicable (whether or not constituting an Event of Default), ii) the Bank acting upon instructions given or agreements made by electronic transmission of any type, iii) the presence of Contaminants at, on or under or the discharge or likely discharge of Contaminants from, any properties now or previously used by the Borrower or any Guarantor and iv) the breach of or non compliance with any Applicable Law by the Borrower or any Guarantor.

AMENDMENTS AND WAIVERS

No amendment or waiver of any provision of this Agreement will be effective unless it is in writing, signed by the Borrower and the Bank. No failure or delay, on the part of the Bank, in exercising any right or power hereunder or under any Security shall operate as a waiver thereof. Any amendments requested by the Borrower will require review and agreement by the Bank and its counsel. Costs related to this review will be for the Borrower’s account.

SUCCESSORS AND ASSIGNS

This Agreement shall extend to and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. The Borrower shall not be entitled to assign or transfer any rights or obligations hereunder, without the consent in writing of the Bank. The Bank may assign or transfer all or any part of its rights and obligations under this Agreement to any Person. The Bank may disclose to potential or actual assignees or transferees confidential information regarding the Borrower and any Guarantor if applicable, (including, any such information provided by the Borrower, and any Guarantor if applicable, to the Bank) and shall not be liable for any such disclosure.

GAAP

Unless otherwise provided, all accounting terms used in this Agreement shall be interpreted in accordance with Canadian Generally Accepted Accounting Principles in effect from time to time, applied on a consistent basis from period to period. Any change in accounting principles or the application of accounting principles, including, without limitation, the use of differential reporting (or any changes to the selection of differential reporting options) is only permitted with the prior written consent of the Bank.

SEVERABILITY

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and such invalid provision shall be deemed to be severable.

GOVERNING LAW

This Agreement shall be construed in accordance with and governed by the laws of the Province identified in the Governing Law Jurisdiction section of this Agreement and the laws of Canada applicable therein. The Borrower irrevocably submits to the non-exclusive jurisdiction of the courts of such Province and acknowledges the competence of such courts and irrevocably agrees to be bound by a judgment of any such court.

DEFAULT BY LAPSE OF TIME

The mere lapse of time fixed for performing an obligation shall have the effect of putting the Borrower, or a Guarantor if applicable, in default thereof.

EMCON Emanation Control Ltd.	- 9 -	December 15, 2009

SET-OFF

The Bank is authorized (but not obligated), at any time and without notice, to apply any credit balance (whether or not then due) in any account in the name of the Borrower, or to which the Borrower is beneficially entitled (in any currency) at any branch or agency of the Bank in or towards satisfaction of the indebtedness of the Borrower due to the Bank under the Credit Facilities and the other obligations of the Borrower under this Agreement. For that purpose, the Bank is irrevocably authorized to use all or any part of any such credit balance to buy such other currencies as may be necessary to effect such application.

NOTICES

Any notice or demand to be given by the Bank shall be given in writing by way of a letter addressed to the Borrower. If the letter is sent by telecopier, it shall be deemed received on the date of transmission, provided such transmission is sent prior to 5:00 p.m. on a day on which the Borrower’s business is open for normal business, and otherwise on the next such day. If the letter is sent by ordinary mail to the address of the Borrower, it shall be deemed received on the date falling five (5) days following the date of the letter, unless the letter is hand-delivered to the Borrower, in which case the letter shall be deemed to be received on the date of delivery. The Borrower must advise the Bank at once about any changes in the Borrower’s address.

CONSENT OF DISCLOSURE

The Borrower hereby grants permission to any Person having information in such Person’s possession relating to any Potential Prior-Ranking Claim, to release such information to the Bank (upon its written request), solely for the purpose of assisting the Bank to evaluate the financial condition of the Borrower.

NON-MERGER

The provisions of this Agreement shall not merge with any Security provided to the Bank, but shall continue in full force for the benefit of the parties hereto.

JOINT AND SEVERAL

Where more than one Person is liable as Borrower or Guarantor if applicable for any obligation under this Agreement, then the liability of each such Person for such obligation is joint and several (in Quebec, solidarily) with each other such Person.

LIFE AND DISABILITY INSURANCE

The Borrower acknowledges that the Bank has offered it insurance on the Borrowings under Business Loan Insurance Plan Policy 51000 (“Policy”) issued by Sun Life Assurance Company of Canada to the Bank and the Borrower hereby waives this offer or acknowledges it is ineligible for this offer and acknowledges that Borrowings are not insured under the Policy as at the date of acceptance of this Agreement.

If there are any discrepancies between the insurance information above, and the Business Loan Insurance Plan documents regarding the Borrowings, the Business Loan Insurance Plan documents govern.

COUNTERPART EXECUTION

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together constitute one and the same instrument.

EMAIL AND FAX TRANSMISSION

The Bank is entitled to rely on any report or certificate provided to the Bank by the Borrower or any Guarantor as applicable, by way of email or fax transmission as though it were an originally signed document. The Bank is further entitled to assume that any communication from the Borrower received by email or fax transmission is a reliable communication from the Borrower.

EMCON Emanation Control Ltd.	- 10 -	December 15, 2009

REPRESENTATIONS AND WARRANTIES

The Borrower, represents and warrants to the Bank that:

(a)	if it is a corporation, it is duly incorporated, validly existing and duly registered or qualified to carry on business in each jurisdiction in which its business or assets are located;

(b)	the execution, delivery and performance by it of this Agreement have been duly authorized by all necessary actions and do not violate its constating documents or any Applicable Laws or agreements to which it is subject or by which it is bound;

(c)	no event has occurred which constitutes, or which, with notice, lapse of time, or both, would constitute, an Event of Default or a breach of any covenant or other term or condition of this Agreement or any Security;

(d)	there is no claim, action, prosecution or other proceeding of any kind pending or threatened against it or any of its assets or properties before any court or administrative agency which relates to any non-compliance with any Environmental Laws which, if adversely determined, might have a material adverse effect upon its financial condition or operations or its ability to perform its obligations under this Agreement or any Security, and there are no circumstances of which it is aware which might give rise to any such proceeding which it has not fully disclosed to the Bank; and

(e)	it has good and marketable title to all of its properties and assets, free and clear of any encumbrances, other than as may be provided for herein.

Representations and warranties are deemed to be repeated as at the time of each Borrowing.

LANGUAGE

The parties hereto have expressly requested that this Agreement and all related documents, including notices, be drawn up in the English language. Les parties ont expressément demandé que la présente convention et tous les documents y afférents, y compris les avis, soient rédigés en langue anglaise.

WHOLE AGREEMENT

This Agreement and any documents or instruments referred to in, or delivered pursuant to, or in connection with, this Agreement constitute the whole and entire agreement between the Borrower and the Bank with respect to the Credit Facilities.

EXCHANGE RATE FLUCTUATIONS

If, for any reason, the amount of Borrowings outstanding under any facility, when converted to the Equivalent Amount in Canadian currency, exceeds the amount available under such facility, the Borrower shall immediately repay such excess or shall secure such excess to the satisfaction of the Bank.

JUDGEMENT CURRENCY

If for the purpose of obtaining judgement in any court in any jurisdiction with respect to this Agreement, it is necessary to convert into the currency of such jurisdiction (the “Judgement Currency”) any amount due hereunder in any currency other than the Judgement Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgement is given. For this purpose “rate of exchange” means the rate at which the Bank would, on the relevant date, be prepared to sell a similar amount of such currency in the Toronto foreign exchange market, against the Judgement Currency, in accordance with normal banking procedures.

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In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which judgement is given and the date of payment of the amount due, the Borrower will, on the date of payment, pay such additional amounts as may be necessary to ensure that the amount paid on such date is the amount in the Judgement Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under this Agreement in such other currency together with interest at RBP and expenses (including legal fees on a solicitor and client basis). Any additional amount due from the Borrower under this section will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement.

Schedule “A” to the Agreement dated December 15, 2009 between EMCON Emanation Control Ltd., as Borrower, and Royal Bank of Canada, as the Bank.

DEFINITIONS

For the purpose of this Agreement, the following terms and phrases shall have the following meanings:

“Applicable Laws” means, with respect to any Person, property, transaction or event, all present or future applicable laws, statutes, regulations, rules, orders, codes, treaties, conventions, judgements, awards, determinations and decrees of any governmental, regulatory, fiscal or monetary body or court of competent jurisdiction in any applicable jurisdiction;

“Borrowing” means each use of a Credit Facility and all such usages outstanding at any time are “Borrowings”;

“Business Day” means a day, excluding Saturday, Sunday and any other day which shall be a legal holiday or a day on which banking institutions are closed throughout Canada;

“Canadian/US Accounts Receivable” means trade accounts receivable of the Borrower owing by Persons whose chief operating activities are located in the US or Canada;

“Contaminant” includes, without limitation, any pollutant, dangerous substance, liquid waste, industrial waste, hazardous material, hazardous substance or contaminant including any of the foregoing as defined in any Environmental Law;

“Current Assets” means, at any time, those assets ordinarily realizable within one year from the date of determination or within the normal operating cycle, where such cycle is longer than a year;

“Current Liabilities” means, at any time, amounts payable within one year from the date of determination or within the normal operating cycle, where such cycle is longer than a year (the operating cycle must correspond with that used for current assets);

“Current Ratio” means the ratio of Current Assets to Current Liabilities;

“EDC Accounts Receivable” means trade accounts receivable of the Borrower, where the payment has been insured by Export Development Canada (“EDC”), and the Bank has been provided with a duly executed Direction to Pay on EDC Form E-6 supported by a copy of the applicable insurance policy and any renewals thereof;

“Environmental Activity” means any activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release into the natural environment, including movement through or in the air, soil, surface water or groundwater;

“Environmental Laws” means all Applicable Laws relating to the environment or occupational health and safety, or any Environmental Activity;

“Equity” means the total of share capital, (excluding preferred shares redeemable within one year) contributed surplus and retained earnings plus Postponed Debt;

- 2 -	Schedule A

“Equivalent Amount” means, with respect to an amount of any currency, the amount of any other currency required to purchase that amount of the first mentioned currency through the Bank in Toronto, in accordance with normal banking procedures;

- 3 -	Schedule A

“Good Canadian/US Accounts Receivable” means Canadian/US Accounts Receivable excluding EDC Accounts Receivable and excluding (i) the entire amount of accounts, any portion of which is outstanding more than 90 days after billing date, provided that the under 90 day portion may be included where the over 90 day portion is less than 10% of the amount of accounts, or where the Bank has designated such portion as nevertheless good (ii) all amounts due from any affiliate, (iii) bad or doubtful accounts, (iv) accounts subject to any security interest or other encumbrance ranking or capable of ranking in priority to the Bank’s security, (v) the amount of all holdbacks, contra accounts or rights of set-off on the part of any account debtor, or (vi) any accounts which the Bank has previously advised to be ineligible;

“Good EDC Accounts Receivable” means EDC Accounts Receivable, excluding (i) the entire amount of accounts, any portion of which is outstanding more than 90 days after billing date, provided that the under 90 day portion may be included where the over 90 day portion is less than 10% of the amount of accounts, or where the Bank has designated such portion as nevertheless good, (ii) all amounts due from any affiliate, (iii) bad or doubtful accounts, (iv) accounts subject to any security interest or other encumbrance ranking or capable of ranking in priority to the Bank’s security, (v) the amount of all holdbacks, contra accounts or rights of set-off on the part of any account debtor, or (vi) any accounts which the Bank has previously advised to be ineligible;

“Guarantor” means any Person who has guaranteed the obligations of the Borrower under this Agreement;

“Maturity Date” means the date on which a facility is due and payable in full;

“Permitted Encumbrances” means, in respect of the Borrower:

(a)	liens arising by operation of law for amounts not yet due or delinquent, minor encumbrances on real property such as easements and rights of way which do not materially detract from the value of such property, and security given to municipalities and similar public authorities when required by such authorities in connection with the operations of the Borrower in the ordinary course of business; and

(b)	Security granted in favour of the Bank;

“Person” includes an individual, a partnership, a joint venture, a trust, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof including Canada Revenue Agency, and any other incorporated or unincorporated entity;

“Postponed Debt” means indebtedness that is fully postponed and subordinated, both as to principal and interest, on terms satisfactory to the Bank, to the obligations owing to the Bank hereunder;

“Potential Prior-Ranking Claims” means all amounts owing or required to be paid, where the failure to pay any such amount could give rise to a claim pursuant to any law, statute, regulation or otherwise, which ranks or is capable of ranking in priority to the Security or otherwise in priority to any claim by the Bank for repayment of any amounts owing under this Agreement;

“RBP” and “Royal Bank Prime” each means the annual rate of interest announced by the Bank from time to time as being a reference rate then in effect for determining interest rates on commercial loans made in Canadian currency in Canada;

“RBUSBR” and “Royal Bank US Base Rate” each means the annual rate of interest announced by the Bank from time to time as a reference rate then in effect for determining interest rates on commercial loans made in US currency in Canada;

“Release” includes discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, pour, emit, empty, throw, dump, place and exhaust, and when used as a noun has a similar meaning;

- 4 -	Schedule A

“Tangible Net Worth” means the total of Equity less intangibles, deferred charges, leasehold improvements, deferred tax credits and unsecured advances to related parties. For the purpose hereof, intangibles are assets lacking physical substance;

“Total Liabilities” means all liabilities, exclusive of deferred tax liabilities and Postponed Debt;

“US” means United States of America;

“Unencumbered Inventory” means raw materials and finished goods inventory of the Borrower located in the Province of Ontario which is not subject to any security interest or other encumbrance or any other right or claim which ranks or is capable of ranking in priority to the Bank’s security including, without limitation, rights of unpaid suppliers under the Bankruptcy and Insolvency Act, Canada, to repossess inventory within 30 days after delivery.

Schedule “B” to the Agreement dated December 15, 2009 between EMCON Emanation Control Ltd., as Borrower, and Royal Bank of Canada, as the Bank.

CALCULATION AND PAYMENT OF INTEREST AND FEES

LIMIT ON INTEREST

The Borrower shall not be obligated to pay any interest, fees or costs under or in connection with this Agreement in excess of what is permitted by Applicable Law.

OVERDUE PAYMENTS

Any amount that is not paid when due hereunder shall, unless interest is otherwise payable in respect thereof in accordance with the terms of this Agreement or the instrument or contract governing same, bear interest until paid at the rate of RBP plus 5% per annum or, in the case of an amount in US currency if applicable, RBUSBR plus 5% per annum. Such interest on overdue amounts shall be computed daily, compounded monthly and shall be payable both before and after any or all of default, maturity date, demand and judgement.

EQUIVALENT YEARLY RATES

The annual rates of interest or fees to which the rates calculated in accordance with this Agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365.

TIME AND PLACE OF PAYMENT

Amounts payable by the Borrower hereunder shall be paid at such place as the Bank may advise from time to time in the applicable currency. Amounts due on a day other than a Business Day shall be deemed to be due on the Business Day next following such day. Interest and fees payable under this Agreement are payable both before and after any or all of default, maturity date, demand and judgement.

RBP LOANS AND RBUSBR LOANS

The Borrower shall pay interest on each RBP Loan and RBUSBR Loan, monthly in arrears, on the 26th day of each month or such other day as may be agreed to between the Borrower and the Bank. Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 days and shall be paid in the currency of the applicable Borrowing.

Schedule “D” to the Agreement dated December 15, 2009 between EMCON Emanation Control Ltd., as Borrower, and Royal Bank of Canada, as the Bank.

ADDITIONAL BORROWING CONDITIONS

FEF Contracts

“Foreign Exchange Forward Contract” or “FEF Contract” means a currency exchange transaction or agreement or any option with respect to any such transaction now existing or hereafter entered into between the Borrower and the Bank;

At the Borrower’s request, the Bank may agree to enter into FEF Contracts with the Borrower from time to time. The Borrower acknowledges that the Bank makes no formal commitment herein to enter into any FEF Contract and the Bank may, at any time and at all times, in its sole and absolute discretion, accept or reject any request by the Borrower to enter into a FEF Contract. If the Bank does enter into a FEF Contract with the Borrower, it will do so subject to the following:

(a)	the Borrower shall promptly issue or countersign and return a confirmation or acknowledgement of the terms of each such FEF Contract as required by the Bank;

(b)	the Borrower shall, if required by the Bank, promptly enter into a Foreign Exchange and Options Master Agreement or such other agreement in form and substance satisfactory to the Bank to govern the FEF Contract(s);

(c)	in the event of demand for payment under the Agreement of which this schedule forms a part, the Bank may terminate all or any FEF Contracts. If the agreement governing any FEF Contract does not contain provisions governing termination, any such termination shall be effected in accordance with customary market practice. The Bank’s determination of amounts owing under any terminated FEF Contract shall be conclusive in the absence of manifest error. The Bank shall apply any amount owing by the Bank to the Borrower on termination of any FEF Contract against the Borrower’s obligations to the Bank under the Agreement and any amount owing to the Bank by the Borrower on such termination shall be added to the Borrower’s obligations to the Bank under the Agreement and secured by the Security;

(d)	the Borrower shall pay all required fees in connection with any FEF Contracts and indemnify and hold the Bank harmless against any loss, cost or expense incurred by the Bank in relation to any FEF Contract;

(e)	any rights of the Bank herein in respect of any FEF Contract are in addition to and not in limitation of or substitution for any rights of the Bank under any agreement governing such FEF Contract. In the event that there is any inconsistency at any time between the terms hereof and any agreement governing such FEF Contract, the terms of such agreement shall prevail; and

(f)	in addition to any security which may be held at any time in respect of any FEF Contract, upon request by the Bank from time to time, the Borrower will deliver to the Bank such security as is acceptable to the Bank as continuing collateral security for the Borrower’s obligations to the Bank in respect of FEF Contracts.